EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Leonard Goldstein, General Counsel
Robert D. Monson, Chief Financial Officer
Telephone: (713) 881-8900

Seitel Announces Funding of Standby Purchase Commitment and

Release of Escrowed Net Proceeds From Institutional Private

Placement of $193 Million Aggregate Principal Amount

at Maturity of 11 3/4% Senior Notes due 2011

FOR IMMEDIATE RELEASE

HOUSTON, TX, AUGUST 12, 2004 – Seitel, Inc. (OTCBB: “SELA”) today announced that, in accordance with its Third Amended Joint Plan of Reorganization, which became effective on July 2, 2004 (the “Plan”), it has completed the sale of 5,873,846 shares of its common stock (the “Standby Purchase Shares”), at a purchase price of 60 cents per share, to Mellon HBV Alternative Strategies LLC, for itself and on behalf of certain affiliated funds and managed accounts (“Mellon HBV”), resulting in gross proceeds to Seitel of approximately $3,524,307. The completion of the sale of the Standby Purchase Shares, together with the issuance of 119,126,154 shares of Seitel’s common stock for gross proceeds of approximately $71,475,693 as the result of the exercise of stockholder warrants which were the subject of Seitel’s prospectus dated July 2, 2004, resulted in Seitel receiving total gross proceeds of $75 million.

Under the terms of the Plan, Mellon HBV was obligated to purchase the Standby Purchase Shares, which represented all shares of Seitel’s common stock not sold as a result of the exercise of stockholder warrants issued under the Plan to holders of record of Seitel’s common stock as of June 25, 2004, which warrants expired in accordance with their terms at 5:00 p.m., New York City time, on August 2, 2004.

As provided for under the Plan, as compensation for its standby purchase commitment, Seitel has issued to Mellon HBV warrants to purchase 15,037,568 shares (or, on a fully diluted basis, 9.10%) of Seitel’s common stock. Such warrants are exercisable until August 12, 2011, at an initial exercise price of 72 cents per share, subject to adjustment upon the occurrence of certain events, and are the subject of a registration rights agreement.

In accordance with the Plan and Seitel’s indenture, upon the completion of Mellon HBV’s standby purchase, net proceeds in the amount of approximately $182.9 million from Seitel’s institutional private placement of $193 million aggregate principal amount at maturity of its 11 3/4% Senior Notes due 2011 (the “Notes”), together with an additional cash amount, which had been placed in escrow on July 2, 2004 in accordance with the terms of an escrow agreement executed on such date, were then released to Seitel. The Notes were offered to investors at a price of 97.675% of the face amount thereof, resulting in gross proceeds to Seitel of approximately $188.5 million.

The net proceeds from the combination of the exercise of Stockholder Warrants prior to their expiration and the sale of the Standby Purchase Shares to Mellon HBV as set forth above, together with the net proceeds from the private placement of the Notes and certain cash on hand will be used to pay 100% of allowed creditors’ claims, together with post-petition interest, as required under the Plan.

Randall D. Stilley, president and chief executive officer of Seitel, said, “With the funding of the standby purchase commitment and the release of the escrowed net proceeds from our private placement of Notes, we are now poised to begin making final payments of allowed creditors’ claims under the Plan. Our ability to reach this stage of our Plan is due in large part to the tremendous collaborative efforts among Seitel’s management and board of directors, its creditor constituencies, the official equity committee and Mellon HBV.” Fred S. Zeidman, chairman of the board of Seitel, added, “The successful completion of the transactions contemplated by our Plan is a reflection of the skill and commitment of our management team and the various constituencies involved in the negotiation, structure and implementation of the Plan, as well as a collective desire to enable Seitel to remain a leading seismic data company in North America.”

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

A registration statement on Form S-1 (No. 333-113446) relating to Seitel’s Stockholder Warrants and underlying shares of common stock has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus covering the offer and sale of the Stockholder Warrants and underlying common stock has been delivered to holders of record of Seitel’s common stock as of June 25, 2004 and may be obtained from Seitel without charge.

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